Consent of Independent Registered Public Accounting Firm

Axos Financial, Inc.
Las Vegas, Nevada
We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated August 29, 2023, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, of Axos Financial, Inc. (the Company) appearing in the Company’s Annual Report on Form 10-K for the year ended June 30, 2023.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, P.C.
San Diego, California
February 29, 2024